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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of DSP Group, Inc. for the registration of 2,300,000 shares of its common stock and to the incorporation by reference therein of our report dated January 25, 1999 (except for Note 9, as to which the date is February 18, 1999), with respect to the consolidated financial statements of DSP Group, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California
November 23, 1999